Exhibit 99.2

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY INCREASES PROFORMA 2007 RESERVES 23%; YEAR OVER YEAR RESERVES RISE 490%

Houston, Texas, February 5, 2008

Dune Energy Inc. (“Dune” or the “Company”) (AMEX-DNE) announced year end 2007 reserves totaled 175 Bcfe, consisting of 117 Bcf of natural gas and 9.6 MMbbls of oil. Approximately 67% of the reserves are natural gas. Proforma for the acquisition of Goldking Energy Corporation in May 2007, year end 2006 reserves totaled 142 Bcfe. Prior to the Goldking transaction, Dune reported proved reserves of 29.7 Bcfe at year end 2006. The reserve report was prepared by DeGolyer and McNaughton, an independent reservoir engineering firm.

Proved developed producing reserves (PDP) totaled 58.1 Bcfe, Proved Developed Non-Producing (PDNP) was 60.4 Bcfe, and Proved Undeveloped (PUD) was 56.2 Bcfe. A significant portion of the PDNP (behind pipe) reserves are associated with wells in our Chocolate Bayou, Comite, and Garden Island Bay fields, which were drilled prior to year end but have not yet commenced production. The SEC Present Value (PV@10%), based on year end pricing of $7.33/Mcfe and $92.66/bbl, totaled $733.1MM. On a proforma basis, we replaced approximately 354% of 2007 production of 12.9 Bcfe.

Capital spending in 2007, exclusive of the Goldking Energy acquisition and ARO (Asset Retirement Obligation), was $149.1MM, resulting in an unaudited Finding and Development (F&D) cost of $3.25/Mcfe. The Gulf Coast program alone added 33.9 Bcfe after capital investment of $101.9MM. This resulted in a Gulf Coast F&D cost of $2.99/Mcfe. Reserves in the Barnett Shale were 32.8 Bcfe, up 33% from 24.7 Bcfe at year end 2006. Capital expenditures in the Barnett Shale totaled $47.2MM, yielding an F&D cost of $4.65/Mcfe. This cost is reflective of the “drill to earn” nature of our Barnett position, in that offset locations cannot be booked until they are earned by drilling.

Operations Update

Several wells completed drilling prior to year end 2007 and are now awaiting completion and/or production hook-up. At Chocolate Bayou, Brazoria County, Texas, we drilled the Wieting #30 well to a total depth of 14,500 feet to the Frio age IP Farms section. Wireline log analysis in the

IP Farms zone indicated pay sands. However, mechanical problems prevented attempting a test or completion in this section. The well is currently being completed in the primary target, the Andrau sand at a depth of 12,450 feet. An additional well at Chocolate Bayou is anticipated later in 2008, to further evaluate the IP Farms, plus shallower PUD zones identified in the Wieting #30 well. To date no reserves have been booked to the IP Farms zone. At our Comite field in East Baton Rouge Parish, Louisiana, we successfully drilled a sidetrack of the Cobb #1 well to a total depth of 17,706 feet, and logged pay in the Tuscaloosa A and C sands. Reserves in these two zones are currently classified as PDNP and we are planning to move a completion rig on location this month. At Bayou Couba, the Fee #5 well was drilled and cased to a total depth of 13,065 feet. The initial completion zone depleted on test and the well will be sidetracked approximately 1,000 feet northwest to recover PUD reserves. This sidetrack will be commenced as soon as partners’ approvals are secured.

The drilling program in the Barnett Shale continues, and we currently have 35 wells producing, two wells in various stages of completion, and one well currently drilling. We will continue a one to two rig program in the Barnett Shale throughout 2008.

2008 Production Guidance

Earlier in the year we set a 2008 production target of 20 Bcfe, or an average of 55 Mcfe/day for the full year. Fourth quarter 2007 production was 3.8 Bcfe. We anticipate production during the first quarter 2008 to be relatively flat as compared with the 2007 fourth quarter, with a production ramp up occurring in the second half of the year. During the first half of 2008 we will enhance the production facilities at Chocolate Bayou, Bayou Couba, and Garden Island Bay in order to accommodate recent successful drilling and anticipated drilling activity later in 2008.

James A Watt, President and Chief Executive Officer stated, “We are extremely pleased with our reserve additions and attendant F&D costs in 2007, since our primary focus was the conversion of PDNP and PUD reserves to proved producing reserves. This program will continue in 2008. Later in the year, we anticipate more focus on deeper exploratory tests on several of our high impact Gulf Coast fields, which could significantly impact proved reserves, production, and cash flow moving into 2009 and beyond.”

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB/A filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc.,

+1-713-229-6300